Exhibit 10.4

SHARE PRICE

RESTRICTED SHARE AWARD

UNDER THE
2005 OMNIBUS STOCK AND INCENTIVE PLAN
for
THOMAS GROUP, INC.

Effective as of December 23, 2005 (“Date of Grant”), a SHARE PRICE RESTRICTED SHARE AWARD (“Award”) is granted by Thomas Group, Inc. (the “Company”) to James T. Taylor (the “Holder”), provided, further, that this Award is in all respects subject to the terms, definitions and provisions of the 2005 Omnibus Stock and Incentive Plan For Thomas Group, Inc. (the “Plan”), all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

WITNESSETH

WHEREAS, the Company desires to grant to Holder 300,000 Shares subject to certain restrictions described herein; and

WHEREAS, the purpose of this Award is to advance the interests of the Company and increase shareholder value by providing additional incentives to attract, retain and motivate Holder; and

WHEREAS, the terms of the Award, including without limitation the Restrictions imposed on Restricted Shares and Cash Bonus, are set forth below; and

WHEREAS, the Plan is effective as of December 20, 2005, the date of its adoption by the Board, subject to approval by a majority of the Company’s stockholders and compliance with Regulation 14C under the 1934 Act; provided, however, that if the Plan is not so approved or there has not been compliance with Regulation 14C by December 20, 2006, this Award shall terminate and be null and void ab initio; and provided, further, that no Available Shares will Vest prior to such stockholder approval and compliance with Regulation 14C.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Definitions.  As used in this Award, the following words shall have the following meanings:

“Anniversary Date” shall mean each anniversary of the Date of Grant.

“Available Shares” shall mean those Shares which have become Available Shares based on the Quarterly Share Price as described in Section 4.

“Award Shares” shall mean all Shares subject to this Award, without distinction between whether such Shares are Available Shares, Restricted Shares and/or Vested Shares.

“Award Share Distributions” shall mean any amounts of cash, or stock, paid or distributed by the Company with respect to Award Shares.

“Board” shall mean the Board of Directors of the Company.

“Closing Price” shall mean the closing price of the Shares on the NASDAQ (or other inter-dealer quotation system on which the Shares are traded or quoted) as reported in any newspaper of general circulation, or in the absence of such report, as reflected on the records of the system on which the Shares are reported or quoted.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

 “Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.

“Good Reason” shall mean that, during the 180 day period ending on the date of Holder’s resignation, there has occurred one or more of the following: (i) there has been a material breach by the Company of this Award or Holder’s written employment agreement, or (ii) the Company has reduced Holder’s base salary (or its equivalent as determined by the Compensation Committee) below the highest level in effect during the 180 day period ending on the date of Holder’s resignation; or (iii) the Company has reduced Holder’s duties and responsibilities below those of President and Chief Executive Officer.

 “Involuntary Termination” shall mean Holder’s Separation by reason of either (i) being discharged by the Company, or (ii) the expiration of his “Term of Employment” (as defined in his Second Amended Employment Agreement and the comparable term in any successor employment agreement or amendment, hereafter Holder’s “Employment Agreement”) unless, prior to the later of (i) the 45th day following the date on which Holder delivers a written notice to the Board of the impending expiration of his Term of Employment (which notice will not be considered delivered if the purported delivery is made more than 60 days prior to the date on which his Term of Employment expires), or (ii) the date on which his Term of Employment expires, the Board has offered in writing (x) to extend Holder’s Term of Employment for a period of at least 12 months, (y) to appoint Holder to serve as President and Chief Executive Officer of the Company during such extended Term of Employment, and (z) to pay Holder, during the extended Term of Employment, a base salary at least equal to the Holder’s Base Salary (as defined in the Employment Agreement) as in effect on the last day of the expiring Term of Employment.

“Quarterly Share Price” shall mean the lowest Closing Price of the Shares on any trading day during the Quarter of reference.

“Quarter” shall mean a calendar quarter.

“Restrictions” shall mean the requirement that the Award Shares be returned to the Company under certain circumstances described in this Award, and which requirement shall constitute a “substantial risk of forfeiture” as defined under Section 83(a)(1) of the Code.

“Restricted Period” shall mean the period during which Award Shares remain subject to Restrictions.

“Restricted Shares” shall mean the Award Shares which remain subject to the Restrictions at the time of reference.

“Separation” shall mean Holder’s termination of full time employment by the Company for any reason.

“Share(s)” shall mean shares of common stock, par value $.01 per share, of the Company.

“Termination Date” shall mean the date on which the Award terminates under Section 9.

“Year” shall mean the fiscal year of the Company.

“Vest”, “Vested” “Vested Shares” and similar shall mean the Available Shares with respect to which the Restrictions have lapsed at the time of reference.

2.             Restricted Award Shares and Award Share Distribution.   The Company hereby transfers and delivers to Holder an aggregate of 300,000 Restricted Shares to hold on the terms and conditions set forth in this Award.  Holder shall not be entitled to receive Restricted Share Distributions made prior to the date on which Restricted Shares become Available Shares, but Holder will be entitled to receive any Restricted Share Distributions which are made with respect to Award Shares on or after the date on which they first become Available Shares, but only if such Available Shares ultimately become Vested Shares, and if such Available Shares with respect to which Restricted Share Distributions have been made are forfeited, such Restricted Share Distributions also will be forfeited.

3.             Lapse of Restrictions (Vesting).  The Restrictions on the Available Shares shall lapse, and such Available Shares shall become Vested Shares, on the 5th Anniversary of the Date of Grant unless this Award shall have terminated under Section 9 prior to that date.  Notwithstanding the forgoing, in the event this Award terminates by reason of Holder’s Separation as a result of his Involuntarily Termination without Cause, or as a result his resignation for Good Reason within 12 months following a Change in Control, then on the date of such Separation Holder will Vest all of the Award Shares which are Available Shares on such date of Separation and, without limitation, will forfeit all of the Award Shares which are not Available Shares on such date of Separation.  Notwithstanding any provision of this Award to the contrary, in the event that the acceleration of the Vesting described in the preceding sentence occurs as a result of Holder’s Separation following a Change in Control, then if the distribution of the Available Shares which became Vested Shares as a result of the acceleration of Vesting due to Holder’s Separation following the Change in Control, when taken together with the sum of any amounts or benefits otherwise paid or distributed to the Holder by the Company or any affiliated company of the Company (collectively the “Covered Payments”), would cause Holder to be subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the number of Available Shares which will become Vested Shares and distributed shall be limited to that number of Shares which will cause the Covered Payments to be $1.00 less than the amount which causes such Covered Payments to be subject to the Excise Tax; provided, further, that nothing herein shall preclude Holder from directing the Company to adjust some or all of the other amounts or benefits which comprise the Covered Payments so as to limit or eliminate entirely the reduction in the number of Available Shares which will become Vested Shares.

4.             When Award Shares Become Available Shares.  Award Shares will become Available Shares in such amounts as are set forth in the Chart below opposite the highest Quarterly Share Price which has been reached in any Quarter during the period beginning with the Quarter which includes the Date of Grant and ending with the Quarter ending on or prior to the date of reference; except that, if this Award terminates on the 5th Anniversary of the Date of Grant, the Quarterly Share Price in the Quarter in which such 5th Anniversary occurs will be counted.

QUARTERLY SHARE PRICE	AWARD SHARES WHICH BECOME AVAILABLE SHARES
$6.00	20,000
$7.00	40,000
$8.00	60,000

QUARTERLY SHARE PRICE	AWARD SHARES WHICH BECOME AVAILABLE SHARES
$9.00	80,000
$10.00	100,000
$11.00	120,000
$12.00	140,000
$13.00	160,000
$14.00	180,000
$15.00	200,000
$16.00	220,000
$17.00	240,000
$18.00	260,000
$19.00	280,000
$20.00	300,000

5.             Withholding.  On any date on which Restrictions lapse, Holder shall be required to pay to the Company, in cash, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state income tax withholding requirements and the collection of employment taxes.

6.             Status of Holder With Respect to Restricted Shares.  During the Restricted Period, the certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend disclosing the Restrictions.  Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Restricted Shares which are forfeited.  Restricted Shares shall not constitute issued and outstanding common stock for any corporate purposes and the Holder shall have no rights, powers and privileges of a Holder of unrestricted Shares until such Restricted Shares become Available Shares, at which time the Holder shall have all rights, powers and privileges of a Holder of unrestricted Shares during the Restricted Period, except that Holder shall have no right to receive Available Shares until the date on which they become Vested Shares.

The Company shall deliver all Vested Shares to the Holder as soon as reasonably possible following the date on which they become Vested Shares.

All Award Share Distributions with respect to Available Shares shall be retained until such Available Shares become Vested Shares, and then will be delivered to the Holder at the same time as the Available Shares which have become Vested Shares are delivered; provided, further, and without limitation, if Available Shares are forfeited, the Award Share Distributions with respect to such Available Shares also will be forfeited.

As a condition of the grant of Restricted Shares, and the issuance of Vested Shares, the Board may obtain such agreements or undertakings, if any, as the Board may deem necessary or advisable to assure compliance with any law or regulation including, but not limited to, the following:

(a)           a representation, warranty or agreement by Holder to Company that he is acquiring the Vested Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Vested Shares subsequent to the Retention Period; and

(b)           a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Vested Shares and are endorsed upon the Share certificates.

7.             Transferability of Restricted Shares.  The Award Shares held by the Company during the period prior to their becoming Vested Shares, and this Award, shall not be transferable by Holder.

8.             Section 83(b) Election.  Holder, having been granted Restricted Shares subject to a “substantial risk of forfeiture,” may elect under Section 83(b) of the Code to include in his gross income the fair market value (determined without regard to the Restrictions) of such Restricted Shares as of the Date of Grant.  If Holder makes the Section 83(b) election, Holder shall (i) make such election in a manner that is satisfactory to the Company, (ii) provide the Company with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such federal and state income withholding as the Company may reasonably require in its sole and absolute discretion.

9.             Termination of the Award.  Without limitation, this Award shall automatically terminate and expire on the earlier of (i) the date of Holder’s Separation, or (ii) the 5th Anniversary of the Date of Grant; and upon such date all Available Shares which have not Vested on or before such date, and all Restricted Share Distributions with respect to Available Shares which have not Vested on or before such date, will be permanently forfeited.

10.          Interpretation of the Award Provisions.  The Compensation Committee shall have the authority to the full extent provided under the terms of the Plan to interpret all terms of the Plan and this Award, and to otherwise supervise the implementation of such terms.

11.          Governing Law.  TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

12.          Binding Effect.  This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

13.          Amendments.  This Award may only be amended by a written document signed by the Company and Holder.

14.          Severability.  If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

15.          Counterparts.  This Award may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized representative, and Holder has hereunto set his or her hand, all on the day and year first above written.

THOMAS GROUP, INC.

By:	/s/ David B. Mathis

ACKNOWLEDGMENT

Holder agrees to be bound by all the terms of this Award and the Plan.

/s/ James T. Taylor
James T. Taylor